Exhibit 99.2

Penns Woods Bancorp, Inc. Announces Extension Of Stock Repurchase Program

Jersey Shore, PA, April 22, 2008 - Ronald A. Walko, President and CEO of Penns Woods Bancorp, Inc., (NASDAQ: PWOD) has announced that the Company’s Board of Directors has authorized the extension of its repurchase plan of up to 197,000 shares, or approximately 5%, of the outstanding shares of the Company for an additional year to April 30, 2009.  To date, 75,227, or 38% of the total 197,000 shares have been repurchased.

Repurchases are authorized to be made by the Company from time to time at the prevailing market prices on the open market in block trades or in privately negotiated transactions as, in management’s opinion, market conditions warrant.  Shares repurchased will be held in Treasury.

“The repurchase plan serves as a tool that assists the Company in managing its capital position effectively and provides added liquidity for shareholders,” commented Mr. Walko.  “The repurchase plan, in addition to our strong dividend yield, provides a strong base to meet our objective to provide an acceptable return to our shareholders.”

Penns Woods Bancorp, Inc. is the parent company of Jersey Shore State Bank, which operates thirteen branch offices providing financial services in Lycoming, Clinton, and Centre Counties.  Investment and insurance products are offered through the bank’s subsidiary, The M Group, Inc. D/B/A The Comprehensive Financial Group.

Note: This press release may contain certain “forward-looking statements” including statements concerning plans, objectives, future events or performance and assumptions and other statements, which are statements other than statements of historical fact.  The Company cautions readers that the following important factors, among others, may have affected and could in the future affect actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company herein:  (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board, or of changes in the Company’s organization, compensation and benefit plans; (iii) the effect on the Company’s competitive position within its market area of the increasing consolidation within the banking and financial services industries, including the increased competition from larger regional and out-of-state banking organizations as well as non-bank providers of various financial services; (iv) the effect of changes in interest rates; and (v) the effect of changes in the business cycle and downturns in the local, regional or national economies.

Previous press releases and additional information can be obtained from the Company’s website at www.jssb.com.

Contact:	Ronald A. Walko, President and Chief Executive Officer
115 South Main Street
Jersey Shore, PA 17740
	570-322-1111	email-jssb@jssb.com